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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Delta Corporate Communications 404-715-2554 news archive at news.delta.com

Delta Names Paul A. Jacobson Chief Financial Officer

Additional officer appointments further strengthen executive team

ATLANTA, March 1, 2012 – Delta Air Lines' (NYSE: DAL) today announced that Paul A. Jacobson has been appointed to the position of senior vice president and chief financial officer, effective March 1. Jacobson, 40, and currently Delta’s senior vice president and treasurer, will report to Delta President Edward H. Bastian.

Jacobson, a 15-year veteran of Delta, will play a key leadership role in delivering industry-leading financial results. Jacobson will join Delta’s Corporate Leadership Team and assume responsibilities from Hank Halter, Delta’s current chief financial officer, following his decision to retire from Delta.

“Paul joined Delta in 1997 as an analyst and has held positions of increasing responsibility since that time. He has always demonstrated the excellent leadership, strategic insight and financial prowess unique to understanding our business,” said Bastian. “Hank leaves Delta after more than 13 years of distinguished service. With several key milestones accomplished and having paved the way for our future success, Hank leaves us in good hands – and Paul is a true reflection of the deep and talented internal bench strength within the Delta executive team.”

Jacobson holds a Bachelor of Aviation Management degree from Auburn University and a Master of Business Administration from Vanderbilt University. He serves on the Board of Directors for the Georgia Chapter of the March of Dimes and resides in Atlanta with his wife and three children.

The following officers also have been named within Delta’s finance organization:

Gary Chase will join Delta as senior vice president – Financial Planning & Analysis and Investor Relations. Chase joins Delta from Barclays Capital where he has served as managing director – Equity Research.

“Having served as an airline analyst, Gary’s strong financial background and deep knowledge of the airline industry and transportation sector make him uniquely qualified to lead Delta’s Financial Planning, Financial Analysis, Flight Profitability and Investor Relations teams,” Bastian said. “Gary’s addition to our already strong team is reflective of our continual desire to ensure we have the diverse experience and talent needed to deliver great returns for our shareholders.”

Mike Randolfi has been promoted from vice president to senior vice president – Finance and Controller. The 12-year Delta veteran will continue to lead Delta’s day-to-day financial operations through the controller organization and also will assume responsibility for Delta’s corporate accounting.

Ken Morge, managing director – Assistant Treasurer will succeed Jacobson and be promoted to vice president and treasurer for Delta. In his position, Morge will oversee Corporate Tax, Capital Markets and Risk Management.

Chase, Randolfi and Morge will report to Jacobson.

“We have a world-class finance organization, and thanks to Delta people worldwide we are poised for continued success,” Bastian said.

Delta Air Lines serves more than 160 million customers each year. Delta was named by Fortune magazine as the most admired airline worldwide in its 2011 World's Most Admired Companies airline industry list, and was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 343 destinations in 62 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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